U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

(Check One):

[_] Form 10-K  [_] Form 20-F [_] Form 11-K [X] Form 10-Q  [_] Form N-SAR

For Period Ended: September 30, 2004
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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR For the Transition Period Ended:

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READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE. NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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                               ZEROS & ONES, INC.
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                             Full Name of Registrant


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                            Former Name if Applicable

                            1299 Ocean Avenue, #900
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           Address of Principal Executive Offices (Street and Number)

                         Santa Monica, California 90401
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                            City, State and Zip Code

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PART II - RULES 12B-25 (B) AND (C)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

               (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Forms 10-K, 10-KSB, 20-F, 11-K or N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

               (c)The accountant's statement or other exhibit required by Rule 12b-25 (c) has been attached if applicable.

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PART III - NARRATIVE
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State below in reasonable detail the reasons why the subject Forms 10-K, 10-KSB, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Last week, as part of a litigation matter, the Company obtained time-oriented rights that, when acted on, trigger an associated material event. The occurrence of such a material event, along with the disposition of the legal matter itself, has a corresponding impact on a number of reporting areas. To address that impact, the Company, within its rights, wishes to incorporate those findings into the current reporting. The Company is confident in its ability to complete this reporting within the time allowed by extension in the effort to provide the public with a clear, concise, consistent, and comprehensive representation of current and subsequent events.

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PART IV - OTHER INFORMATION
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(1) Name and telephone number of person to contact in regard to this notification

         Robert J. Holtz                 310                      496-3006
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           (Name)                    (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                   [X] Yes  [  ]No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                                                   [  ] Yes  [X]No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                               Zeros & Ones, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:    November 15, 2004                 By:/s/Robert J. Holtz
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                                           Robert J. Holtz, CEO and CFO



















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